Exhibit 99.1

Contact:
Investor Relations
Luther Burbank Corporation
844-446-8201
investorrelations@lbsavings.com

LUTHER BURBANK SAVINGS PROMOTES TWO SENIOR EXECUTIVES
-Robert Armstrong and Scott Frazee-

SANTA ROSA, Calif. (June 12, 2018) - Luther Burbank Corporation (“the Company”) (NASDAQ: LBC), the holding company for Luther Burbank Savings (the “Bank”), announced today the promotions of two senior bankers, Robert Armstrong to Executive Vice President, Chief Banking Officer and Scott Frazee to Senior Vice President, Director of Operations.
John Biggs, President and Chief Executive Officer of Luther Burbank Corporation stated, “I am delighted to announce these two promotions as recognition of the value both Robert and Scott provide to our organization.”
The organizational changes signify a realignment of related business units under the leadership of a single executive. Mr. Armstrong will be responsible for deposit gathering and will also be the Bank’s representative to investors for all deposit gathering activities. Mr. Frazee will be responsible for loan operations, deposit operations, information technology and project management.
Mr. Armstrong joined the bank as Director of Business and Online Banking in January 2016. Prior to that he served as Senior Vice President of Business Banking at BofI Federal Bank. Mr. Armstrong’s background also includes positions as CEO/President of San Diego Private Bank, Market President at US Bank and Managing Director at Bank of America. He holds a B.S. in Economics from the University of California, Los Angeles.
Mr. Frazee joined the Bank in 2014 after having served as Senior Vice President of Commercial Real Estate Underwriting/Commercial Loan Fulfillment at Opus Bank, as Senior Vice President of Commercial Real

Estate Origination/Portfolio Management at OneWest Bank, as a National Lending Operations Manager at Washington Mutual/Chase Bank, N.A., and as Senior Vice President of Risk Management at Southern Pacific Bank. Previous to that he was a commissioned FDIC examiner. Mr. Frazee served four years in the U.S. Army and holds a B.A. in Business Administration from San Diego State University.
About Luther Burbank Corporation
Luther Burbank Corporation is a publicly owned company traded on the NASDAQ Capital Market under the symbol “LBC.” The Company is headquartered in Santa Rosa, California with total assets of $6.0 billion, total loans of $5.3 billion and total deposits of $4.1 billion as of March 31, 2018. It operates primarily through its wholly-owned subsidiary, Luther Burbank Savings, an FDIC insured, California-chartered bank. Luther Burbank Savings executes on its mission to improve the financial future of customers, employees and shareholders by providing personal banking and business banking services. It offers consumers a host of highly competitive depository and mortgage products coupled with personalized attention. Business customers benefit from boutique-quality service along with access to products which meet their unique financial needs from the convenience of online and mobile banking, robust cash management solutions, and high-yield liquidity management products to multifamily and commercial lending. Currently operating in California, Oregon and Washington, from nine branches in California and nine lending offices located throughout the market area, Luther Burbank Savings is an equal housing lender. For additional information, please visit lutherburbanksavings.com.
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